EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne Lloyd
Senior Vice President, Chief Financial Officer
and Treasurer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. INCREASES GUIDANCE
FOR FIRST QUARTER AND FULL YEAR

COMPANY TO BROADCAST FIRST-QUARTER CONFERENCE CALL
LIVE ON THE INTERNET
RALEIGH, North Carolina (April 19, 2007) – Martin Marietta Materials, Inc. (NYSE:MLM) today said that it expects its first-quarter 2007 earnings to range from $0.70 to $0.73 per diluted share. The Corporation had previously said that it expected first quarter earnings to range between $0.36 and $0.52 per share. The anticipated increase is the result of excellent cost management, particularly labor and transportation costs, and strong pricing. Aggregates pricing was better than expected due to favorable product and geographic mix. Volumes were weaker than expected because of more severe winter weather conditions than anticipated. Demand from residential construction was down significantly, as expected.
During the quarter, the Corporation repurchased 2.335 million shares, or over 5% of common shares outstanding, for $302 million, contributing $0.02 per diluted share to first-quarter results. The share repurchases were financed using the Corporation’s existing commercial paper program and other short-term loans. Management expects to further increase leverage during the year with the available cash being used for additional share repurchases and/or implementing other shareholder value creating activities, including a wide range of business development opportunities. Management’s current outstanding share repurchase authorization is for an additional 1.9 million shares.
The Corporation’s Board of Directors will consider authorization for additional share repurchases as appropriate. The Corporation will provide further definitive information on its capital structure and leverage targets when first-quarter earnings are reported on May 8, 2007.
2007 OUTLOOK
Based upon the strong first-quarter performance and other favorable developments, the Corporation said that it is raising guidance for net earnings for the full-year 2007 to a range of $6.10 to $6.65 per diluted share, from a previously announced range of $5.95 to $6.50 per diluted share. For the second quarter of 2007, net earnings per share are expected to range from $1.85 to $2.10 per diluted share. Net earnings expectations for the second quarter and full-year 2007 are subject to certain previously disclosed risk factors that may affect performance. The level of aggregate shipments volume is primary among these risk factors, as a further decline in demand from residential construction, a pullback in commercial construction, delays in infrastructure projects, or some combination thereof could affect performance.

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MLM Raises Guidance; Announces First-Quarter Conference Call Schedule

April 19, 2007
CONFERENCE CALL INFORMATION
Martin Marietta Materials, Inc. will release results for the first quarter ended March 31, 2007, before the market opens on Tuesday, May 8, 2007. The Company will provide an online Web simulcast of its first-quarter 2007 earnings conference call at 2:00 p.m. Eastern Time that day. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for one year. A link to these events is available at the Company’s website: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling 913-981-5522, confirmation number 8802467.
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and dolomitic lime and also produces structural composites products.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to finalization of the quarterly financial results, review of the financial results by management and the Audit Committee of the Board of Directors, and other risk factors found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligations to update such forward-looking statements.

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